AMENDMENT AND WAIVER

On May 18, 2007 Bertha C. Johnson, Trustee of the Lyle F. Campbell Trust (as Lessor) the predecessor in interest to the undersigned, Gold Standard Royalty (Nevada) Inc., entered into the Tempo Mineral Lease with Gold Run Inc., affecting certain real property interests situated in Lander County, Nevada (the "Agreement"). The Agreement has been previously assigned from Gold Run Inc., to KM Exploration Ltd. ("KM") and from KM to Nevada Gold Enterprises Inc., a Nevada corporation ("Nevada Gold").

1. Section 5A of the Agreement provides (in part) that Lessee shall expend a minimum of $25,000 on physical work on the Tempo Mineral Prospect in each of 2008 and 2009. The parties herby agree that Section 5A of the Agreement shall be amended to provide that the Required Work Expenditure for 2008 shall be $0 (zero) and the Required Work Expenditure for 2009 shall be $50,000. The cumulative work commitment obligation for 2008 and 2009 in the amount of $50,000.00 is a binding and unconditional commitment and obligation notwithstanding Lessee's termination of the Lease.

2. The Lessor further agrees to waive any past default or non-performance by Lessee that may exist or be deemed to exist as of the date hereof with respect to the Required Work Expenditure for 2008. This waiver shall not be deemed to extend to any subsequent obligations or default. The Agreement, as amended as stated above, is hereby in all other respects ratified and confirmed.

DATED this 6th of January, 2009.

Gold Standard Royalty (Nevada) Inc.

By: Edward L. Devenyns
Title: Authorized Agent

Nevada Gold Enterprises, Inc.

By: David Mathewson
Title: CEO and President